Exhibit 99

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
1 Parkway N. Blvd.
Suite 100
Deerfield, IL 60015
Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ELECTS BLACKWELL

TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., May 17, 2007 — United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that Jean S. Blackwell has joined its board of directors.  Her election to the board brings the total number of members to nine, with eight of those being independent directors.

Ms. Blackwell, 52, is the executive vice president and chief financial officer for Cummins Inc. (NYSE: CMI), joining the company in 1997 as vice present and general counsel.  During her tenure with Cummins, Ms. Blackwell has also served as vice president, human resources and led the company’s shared services organization. She became CFO in 2003 and was named executive vice president in May 2005.

Prior to joining Cummins, Ms. Blackwell had a distinguished legal career as a partner in the Indianapolis law firm of Bose McKinney and Evans, and also worked for the state of Indiana as budget director and executive director of the state lottery commission.

Among her many accomplishments, Ms. Blackwell was named one of 77 “Women Worth Watching” in December 2005 by Profiles in Diversity Journal. At Cummins, she has played a key role in the company’s effort to transform itself into a less cyclical and more profitable global company with a focus on return on capital and effective cash management.

Ms. Blackwell received her J.D., cum laude, from the University of Michigan Law School and an undergraduate degree in economics from the College of William and Mary. She currently serves as a board member for The Phoenix Companies.

“We are extremely pleased to have an individual as well qualified as Jean on our board,” said Frederick B. Hegi, Jr., chairman of United Stationers’ board of directors.  “Her long-standing leadership at Cummins and her experience in finance and human resources and with legal issues make her a valuable addition to our board.”

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2006 of $4.5 billion.  The company’s network of 63 distribution centers allows it to offer nearly 46,000 items to its approximately 20,000 reseller customers.  This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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